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                                                                     EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made this 7th day of March, 2000 between Rain Acquisition Corp., a Delaware corporation (the "Purchaser"), and RightWorks Corporation, a California corporation (the "Company").

     1. Sale of Stock. The Company hereby agrees to sell to the Purchaser and the Purchaser hereby agrees, subject to the condition described below, to purchase an aggregate of that number of shares of the Company's Series B Preferred Stock equal to the quotient of $22,000,000 divided by the Per Share Value (as defined below) (the "Shares") at a purchase price equal to the Per Share Value per share, for an aggregate purchase price of $22,000,000. The "Per Share Value" and other capitalized terms not otherwise defined herein shall be used herein with the meaning ascribed thereto in the Recapitalization and Exchange Offer Agreement and Plan of Reorganization dated as of the date hereof by and among Internet Capital Group, Inc. ("Parent"), the Purchaser and the Company (the "Reorganization Agreement"). The Purchaser's obligation to purchase the Shares hereunder shall be conditioned upon the satisfaction or waiver of all of the conditions to Parent's obligation to consummate the transactions contemplated by the Reorganization Agreement.

     2. Payment of Purchase Price. The purchase price for the Shares may be paid by delivery to the Company at the time of execution of this Agreement of a check in the amount of $22,000,000.

     3. Issuance of Shares. Upon receipt by the Company of the purchase price, the Company shall issue and deliver to the Purchaser a duly executed certificate evidencing the Shares in the name of the Purchaser.

     4.   General Provisions.

          (a) This Agreement shall be governed by the internal laws of the State of California. This Agreement represents the entire agreement between the parties with respect to the purchase of Series B Preferred Stock by the Purchaser, may only be modified or amended in writing signed by both parties and satisfies all of the Company's obligations to the Purchaser with regard to the issuance or sale of securities.

          (b) The rights and obligations of the parties under this Agreement may only be assigned with the prior written consent of the other party.

          (c) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

          (d) Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore
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each of the parties hereto agree that in the event of any such breach the aggrieved party shall be entitled (without the necessity of the posting of any bond or similar requirement) to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

COMPANY:                                PURCHASER:

RIGHTWORKS CORPORATION                  RAIN ACQUISITION CORP.
a California corporation                a Delaware corporation

By:  /s/ Vani Kola                      By: /s/ Henry M. Nassau
     ------------------------------         -----------------------------
     Name:  Vani Kola                       Name:  Henry M. Nassau
     Title: Chief Executive Officer         Title: Managing Director


                 [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]